Exhibit 99.2

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES $680 MILLION CARRY AGREEMENT
IN NON-OPERATED EAGLE FORD SHALE POSITION

•	Company enters into Acquisition and Development Agreement concerning 12.5% working interest in its non-operated acreage position

•	SM Energy will be carried for between 90% and 100% on non-operated drilling and completion costs until the carry is exhausted

DENVER, CO – June 29, 2011 – SM Energy Company (NYSE: SM) announces it has entered into an agreement with a subsidiary of Mitsui & Co., Ltd. concerning a 12.5% working interest in its non-operated Eagle Ford shale position.  The Company will be carried on 90% of its drilling and completion costs (excluding costs associated with construction of mid-stream gathering assets) in this acreage until $680 million has been expended for the benefit of SM Energy.  The purchaser will also reimburse SM Energy for the purchaser’s share of capital expenditures and other costs, net of revenues, related to the period between the effective date of March 1, 2011, and the closing date.  These reimbursed costs (net of revenues), estimated to range between $20 and $40 million, will be payable to SM Energy at closing and the Company will apply these funds to the remaining 10% of SM Energy’s drilling and completion costs in this acreage.  As a result, the Company will effectively be 100% carried until this reimbursement amount is exhausted.  Once the reimbursement dollars have been expended, the Company will remain 90% carried until the remaining portion of the $680 million carry has been spent.  The purchaser will also reimburse SM Energy for 50% of the Company’s total capital investment expenditures in the related mid-stream assets in which the purchaser is acquiring an interest.  This reimbursement is estimated to range between $20 and $30 million.  The use of the reimbursement proceeds related to the mid-stream assets is not restricted and the proceeds will be treated as proceeds from divestitures in the Company’s consolidated financial statements.  Closing is anticipated to occur during the third quarter of 2011 and is subject to customary closing conditions and transaction fees.

After the closing of this transaction, SM Energy will have approximately 46,000 net acres in the non-operated portion of its Eagle Ford shale position, down from roughly 85,000 net acres.  The Company’s average working interest in this acreage will be reduced from approximately 27% to 14.5%.  Reported average daily production from the Company’s total non-operated Eagle Ford shale position at the end of the first quarter was 43.5 MMCFE/D (42% oil, 36% natural gas, and 22% NGLs).  Proved reserves associated with the Company’s total non-operated Eagle Ford shale position as of December 31, 2010 were 52 BCFE (52% proved undeveloped).

SM Energy will have roughly 196,000 net acres in the Eagle Ford shale, of which approximately 75% will be operated by the Company, after this transaction and the previously announced divestiture of Eagle Ford assets in LaSalle and Dimmit Counties, Texas are consummated.  The size and timing of these transactions vary from the assumptions made in the Company’s issued guidance, as these transactions are expected to close later in the year than originally anticipated and SM Energy is retaining a larger position in the Eagle Ford than was originally assumed.  As a result, reported production and capital expenditures for the year will exceed the Company’s currently published guidance.  The Company will provide full capital, production, and cost guidance updates for the remainder of 2011, as well as preliminary capital and production guidance for 2012 in its second quarter earnings release.

SM Energy was advised on the transaction by Bank of America Merrill Lynch.

MANAGEMENT COMMENTARY

Tony Best, President and CEO, remarked, “I am pleased to announce the final phase of our planned Eagle Ford sell down effort.  Combined with our previously announced LaSalle and Dimmit Counties Eagle Ford divestiture, we are generating nearly $1 billion in funds that will allow us to further develop our Eagle Ford assets while locking in some solid returns and maintaining a strong balance sheet.  This specific transaction allows us to continue participating in the development of high value Eagle Ford assets, while providing us more control over our capital investment decisions.”

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include factors such as the uncertainty of negotiations to result in an agreement or a completed transaction, the uncertain nature of the expected benefits from the actual or expected acquisition, divestiture, farm down or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, the volatility and level of oil, natural gas, and natural gas liquids prices, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, the availability of drilling, completion, and operating equipment and services, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids, and crude oil.  SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.